Exhibit 21.1

Subsidiaries of Valor Gold Corp.

Red Battle Corp. (Delaware)
Arrtor Gold LLC (Nevada) (subsidiary of Red Battle Corp.)
Noble Effort Gold LLC (Nevada) (subsidiary of Red Battle Corp.)